As filed with the Securities and Exchange Commission on December 1, 2016

Registration No. 333-213307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO REGISTRATION STATEMENT

ON

FORM S-4

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3412577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Ocean Shore Holding Co. 2005 Equity Incentive Plan

and

Ocean Shore Holding Co. 2010 Equity Incentive Plan

(Full Title of the Plan)

Christopher D. Maher

President and Chief Executive Officer

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Name, Address and Telephone Number of Agent for Service)

Copies To:

Steven J. Tsimbinos, Esq.	David C. Ingles, Esq.
OceanFirst Financial Corp.	Skadden, Arps, Slate, Meagher & Flom LLP
975 Hooper Avenue	4 Times Square
Toms River, New Jersey 08753	New York, New York 10036
Phone: (732) 240-4500	Phone: (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	240,857	N/A	N/A	N/A

(1)	This post-effective amendment on Form S-8 (this “Amendment”) to the registration statement on Form S-4 (Registration No. 333-213307) filed by OceanFirst Financial Corp. (“OceanFirst”) with the Securities and Exchange Commission (the “SEC”) on August 25, 2016 (the “Initial Registration Statement”), as amended by Amendment No. 1 to the Initial Registration Statement filed with the SEC on October 6, 2016 (“Amendment No. 1”) and as further amended by Amendment No. 2 to the Initial Registration Statement filed with the SEC on Ocbtober 17, 2016 (together with the Initial Registration Statement and Amendment No. 1, the “Amended Registration Statement” and, together with this Amendment, the “Registration Statement”) is being filed in connection with the completion of the merger (the “First-Step Merger”) of Masters Merger Sub Corp., a wholly-owned subsidiary of OceanFirst (“Merger Sub”), with and into Ocean Shore Holding Co. (“Ocean Shore”) pursuant to the terms of the Agreement and Plan of Merger, dated as of July 12, 2016 (the “Merger Agreement”), by and among OceanFirst, Ocean Shore and Merger Sub. Upon completion of the First-Step Merger, the options (the “Ocean Shore Stock Options”) to purchase shares of Ocean Shore’s common stock, par value $0.01 per share (the “Ocean Shore Common Stock”), outstanding under the Ocean Shore Holding Co. 2005 Equity Incentive Plan and the Ocean Shore Holding Co. 2010 Equity Incentive Plan (collectively, the “Plans”) were converted into options to purchase shares of the common stock, par value $0.01 per share, of OceanFirst (the “OceanFirst Common Stock”) according to a formula prescribed by the Merger Agreement and described herein. Therefore, this Amendment relates to the shares of OceanFirst Common Stock issuable upon exercise of such converted Ocean Shore Stock Options on and after completion of the First-Step Merger. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover additional shares of OceanFirst Common Stock that may become issuable under the agreements described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of OceanFirst Common Stock.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Initial Registration Statement. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

OceanFirst hereby amends the Amended Registration Statement, which the SEC declared effective at 5:00 p.m., Eastern Time, on October 19, 2016, by filing this Amendment. At the time the Amended Registration Statement was declared effective, OceanFirst registered 6,625,342 shares of OceanFirst Common Stock. At the effective time of the First-Step Merger (the “Effective Time”), each share of Ocean Shore Common Stock issued and outstanding immediately prior to the Effective Time (including each restricted stock award granted by Ocean Shore that, at the Effective Time, fully vested and was converted into shares of Ocean Shore Common Stock), subject to certain exceptions, was converted into the right to receive 0.9667 shares of OceanFirst Common Stock and $4.35 in cash without interest.

At the Effective Time, each Ocean Shore Stock Option, whether vested or unvested, that was outstanding and unexercised immediately prior to the Effective Time, without any further action on the part of any holder thereof, was assumed and converted into an option to purchase from OceanFirst, on the same terms and conditions as were applicable under such Ocean Shore Stock Option immediately prior to the Effective Time, a number of shares of OceanFirst Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Ocean Shore Common Stock subject to such Ocean Shore Stock Option immediately prior to the Effective Time by (y) 1.2084, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each share of Ocean Shore Common Stock subject to such Ocean Shore Stock Option by (ii) 1.2084. This Amendment relates to the shares of OceanFirst Common Stock issuable upon exercise of converted Ocean Shore Stock Options (other than those held by former directors or employees of Ocean Shore who are not continuing as directors or employees of OceanFirst following the Effective Time) on and after completion of the First-Step Merger. All such shares were previously registered by the Amended Registration Statement, but will be subject to issuance pursuant to this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Ocean Shore Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Amendment pursuant to Item 3 of Part II of this Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by OceanFirst, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Amendment:

1.	OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 15, 2016;

2.	OceanFirst’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016; for the quarter ended June 30, 2016, filed on August 9, 2016; and for the quarter ended September 30, 2016, filed on November 9, 2016.

3.	OceanFirst’s prospectus, including the description of OceanFirst’s capital stock contained therein, filed pursuant to Rule 424(b) (3) on October 20, 2016; and

4.	OceanFirst’s Current Reports on Form 8-K filed on January 6, 2016, January 8, 2016, January 22, 2016, February 18, 2016, March 28, 2016, April 22, 2016; April 26, 2016; May 2, 2016; May 18, 2016; May 20, 2016; June 3, 2016; June 21, 2016; June 23, 2016; July 13,2016; July 14, 2016; July 29, 2016; August 1, 2016; August 2, 2016; September 14, 2016; September 21, 2016; October 27, 2016; October 28, 2016; November 8, 2016; November 16, 2016; and November 23, 2016; and OceanFirst’s Amended Current Report on Form 8-K/A filed on July 15, 2016.

In addition, except as provided below, all documents subsequently filed by OceanFirst pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement, modifies or supersedes such prior statement. Any statement contained in the Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in the Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee, or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey on December 1, 2016.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

* Christopher D. Maher	President and Chief Executive Officer (Principal Executive Officer and Director)	December 1, 2016

* Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2016

* John R. Garbarino	Chairman of the Board and Directors	December 1, 2016

/s/ Steven E. Brady Steven E. Brady	Director	December 1, 2016

* Joseph J. Burke	Director	December 1, 2016

* Angelo Catania	Director	December 1, 2016

* Michael Devlin	Director	December 1, 2016

* Jack M. Farris	Director	December 1, 2016

/s/ Dorothy F. McCrosson Dorothy F. McCrosson	Director	December 1, 2016

* Donald E. McLaughlin	Director	December 1, 2016

* Diane F. Rhine	Director	December 1, 2016

Signatures	Title	Date

* Mark G. Solow	Director	December 1, 2016

* John E. Walsh	Director	December 1, 2016

/s/ Samuel R. Young Samuel R. Young	Director	December 1, 2016

/s/ Christopher D. Maher Christopher D. Maher	Attorney-in-Fact	December 1, 2016

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, effective May 13, 1996 as amended)

4.2	Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K filed on January 23, 2015)

4.3	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, effective May 13, 1996 as amended)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Ocean Shore Holding Co. 2005 Equity Incentive Plan

10.2	Ocean Shore Holding Co. 2010 Equity Incentive Plan

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)

24.1	Power of Attorney*

* previously filed